Exhibit 3.4
ARTICLES OF INCORPORATION
OF
ALTERNATIVE CHOICES, INC.
I
     The name of this Corporation is:
Alternative Choices, Inc.
II
     The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.
III
     The name of this Corporation’s initial agent for service of process is:
McPeters, McAlearney & Shimoff
A Professional Corporation
IV
     This Corporation is authorized to issue only one class of shares of stock, and the total number of shares which this Corporation is authorized to issue is 1,000,000.
V
     The liability of the Directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.
     The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the Corporation and shareholders through bylaw provisions or through agreements; with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the halts on such excess indemnification set forth in Section 204 of the California Corporations Code.
Dated: March 15, 1991

/s/ Daniel T. Hatt Daniel T. Hatt

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